Walmart Reports Third Quarter Results

•Strong revenue growth of 5.2% with strength across segments •eCommerce up 15% globally •GAAP EPS of $0.17; Adjusted EPS of $1.53[1] •Raises FY24 sales and Adjusted EPS guidance

“
We had strong revenue growth across segments for the quarter, and we’re excited to get an early start to the holiday season. From a Thanksgiving meal that costs less than last year, to great prices on fashion, toys, electronics, and seasonal decorations, we’re here to help families from around the world make this a special time. Looking ahead, our inventory is in good shape, the teams are focused, and our associates are ready to serve our customers and members whenever and however they want to be served.”

Doug McMillon
President and CEO, Walmart

BENTONVILLE, Ark., Nov 16, 2023 – Walmart Inc. (NYSE: WMT) announces third quarter results, including strong revenue growth of 5.2%. The Company’s omnichannel model continues to resonate with customers helping to deliver strong comp sales, including 4.9%[3] for Walmart U.S. Looking ahead, the company raises its net sales guidance for FY24 to 5.0% to 5.5% as well as for adjusted EPS of $6.40 to $6.48.

Third Quarter Highlights

•Consolidated revenue of $160.8 billion, up 5.2%, or 4.3% in constant currency (“cc”)[1]
•Consolidated gross margin rate up 32bps positively affected by a slight improvement for Walmart U.S. and timing of Flipkart’s The Big Billion Days (“BBD”) event, which flipped from Q3 last year to Q4 this year
•Consolidated operating expenses as a percentage of net sales down 182bps, lapping a discrete charge from last year. On an adjusted basis,[4] up 37bps on variable pay expenses and store remodels
•Consolidated operating income up $3.5 billion, or 130.1%, adjusted operating income up 3.0%[1] positively affected by the impact of currency and LIFO of 2.7% and 1.9%, respectively
•ROA at 6.5%; ROI at 14.1%[1], up 130 bps
•Global advertising business[2] grew approximately 20%, affected by BBD moving to Q4 . Walmart Connect up 26%, Sam’s Club MAP up 27%
•Walmart U.S. comp sales up 4.9%[3] and eCommerce up 24%, led by pickup & delivery
•Adjusted EPS[1] of $1.53 excludes the effects, net of tax, of $1.36 from net losses on equity and other investments

[1] See additional information at the end of the release regarding non-GAAP financial measures.
[2] Our global advertising business is recorded in either net sales or as a reduction to cost of sales, depending on the nature of the advertising arrangement.
[3] Comp sales for the 13-week period ended October 27th, 2023 compared to the 13-week period ended October 28th, 2022, and excludes fuel. See Supplemental Financial Information for additional information.
[4] Adjusted operating expenses as a percentage of net sales for the comparable period excludes a 219 basis point impact for the opioid legal charges reflected in the non-GAAP reconciliation of adjusted operating income at the end of this release.
“cc” - constant currency

Key Financial Metrics
Dollars in billions, except per share data. Dollar and percentage changes may not recalculate due to rounding. Charts may not be to scale.

Balance Sheet and Liquidity

•Cash and cash equivalents of $12.2 billion
•Total debt of $55.4 billion[2]
•Operating cash flow of $19.0 billion, an increase of $3.3 billion
•Free cash flow of $4.3 billion[1], an increase of $0.7 billion
•Repurchased 8.7 million shares[3] YTD, or $1.3 billion
•Inventory of $64.0 billion, a decrease of $0.8 billion

[1] See additional information at the end of this release regarding non-GAAP financial measures.
[2] Debt includes short-term borrowings, long-term debt due within one year, finance lease obligations due within one year, long-term debt and long-term finance lease obligations.
[3] $18.1 billion remaining of $20 billion authorization approved in November 2022.
NM = Not Meaningful

Business Highlights and Strategic Initiatives Dollars in billions, except as noted. Dollar and percentage changes may not recalculate due to rounding.

Walmart U.S.	FY’24Q3	FY’23Q3	Change
Net sales	$109.4	$104.8	$4.6	4.4%
Comp sales (ex. fuel)[2]	4.9%	8.2%	NP	NP
Transactions	3.4%	2.1%	NP	NP
Average Ticket	1.5%	6.0%	NP	NP
eCommerce contribution to comp	~300 bps	~80 bps	NP	NP
Operating income	$5.0	$5.1	-$0.1	-2.2%

Walmart U.S.
•Delivered strong growth in transaction count both in-store and digitally; strong share gains in grocery
•Growth in eCommerce of 24%, led by strength in pickup & delivery
•Walmart Connect advertising sales grew 26%
•Sales strength led by grocery and health & wellness, while general merchandise sales declined modestly
•Gross profit rate increased 5 bps; operating expense deleverage of 35 bps
•Inventory declined 5% with higher in-stock levels

Walmart International	FY’24Q3	FY’23Q3	Change
Net sales	$28.0	$25.3	$2.7	10.8%
Net sales cc1	$26.7	$25.3	$1.4	5.4%
Operating income	$1.1	$0.9	$0.3	29.7%
Operating income cc1	$1.0	$0.9	$0.1	10.7%

Walmart International
•Growth in net sales cc1 led by Walmex and China
◦Timing of BBD affected Q3 growth and will benefit growth for Q4
•eCommerce sales declined 3%, while advertising3 grew 4%; both affected by the timing of BBD
◦Other than India, strong growth in eCommerce sales and increased penetration across markets
◦Growth in eCommerce sales and advertising3 for 2H expected to be similar to 1H
•Gross margin rate increased 151 bps, mostly due to the timing of BBD
•Operating expense deleverage of 75 bps, mostly due to the timing of BBD
•Operating income cc1 up 10.7% with strength across markets

1 See additional information at the end of this release regarding non-GAAP financial measures.
2 Comp sales for the 13-week period ended October 27th, 2023 compared to the 13-week period ended October 28th, 2022, and excludes fuel. See Supplemental Financial Information for additional information.
3 Our global advertising business is recorded in either net sales or as a reduction to cost of sales, depending on the nature of the advertising arrangement.
NP - Not provided
cc - constant currency

Sam’s Club U.S.	FY’24Q3	FY’23Q3	Change
Net sales	$22.0	$21.4	$0.6	2.8%
Net sales (ex. fuel)	$18.9	$18.3	$0.6	3.2%
Comp sales (ex. fuel)[1]	3.8%	10.0%	NP	NP
Transactions	4.0%	4.8%	NP	NP
Average Ticket	-0.2%	4.9%	NP	NP
eCommerce contribution to comp	~170 bps	~120 bps	NP	NP
Operating income	$0.6	$0.6	$0.0	5.5%

Sam’s Club U.S.
•Solid comp sales, led by food and consumables, and healthcare as well as positive unit growth overall
•Gained dollar and unit market share in grocery and general merchandise categories including apparel and automotive
•Growth in eCommerce of 16% led by curbside and delivery
•Strong growth in membership income, up 7.2%, with record total membership and Plus penetration at quarter end
•Advertising business2 up 27% with record number of advertisers investing with MAP

1 Comp sales for the 13-week period ended October 27th, 2023 compared to the 13-week period ended October 28th, 2022, and excludes fuel. See Supplemental Financial Information for additional information.
2 Our global advertising business is recorded in either net sales or as a reduction to cost of sales, depending on the nature of the advertising arrangement.
NP - Not provided

Guidance

The following guidance reflects the Company’s expectations for fiscal year 2024 and is provided on a non-GAAP basis as the Company cannot predict certain elements that are included in reported GAAP results, such as the changes in fair value of the Company’s equity and other investments. Growth rates reflect an adjusted basis for prior year results. Additionally, the Company’s guidance assumes a generally stable consumer and continued pressure from its mix of products and formats globally. The Company’s fiscal year guidance is based on the following previously disclosed FY23 figures: Net sales: $605.9 billion, adjusted operating income[1]: $24.6 billion, and adjusted EPS[1]: $6.29.

Fiscal Year 2024

Metric	FY 2024
Consolidated net sales (cc)	Increase approximately 5.0% to 5.5%
Consolidated operating income (cc)	Increase approximately 7.0% to 7.5%, including expected 70bps tailwind from LIFO
Interest, net	Increase approximately $300M vs. LY
Effective tax rate	Unchanged at approximately 26.5%
Non-controlling interest	Approximately $0.27 headwind to EPS vs. LY
Adjusted EPS	$6.40 to $6.48, including expected $0.03 headwind from current year LIFO charges, $0.04 benefit YOY
Capital expenditures	Unchanged from prior guidance at flat to up slightly vs. LY
[1] For relevant reconciliations, see Q4 FY23 earnings release furnished on Form 8-K on February 21, 2023. cc - constant currency

PRECIO BODEGA
PERON GOLDEN EN BOLSA
DE $32.90 KG.
AHORA $27.90 KG.
PRECIO BODEGA
PLATANO CHIAPAS
DE $17.90 KG.
AHORA $17.50 KG.
rutas y
erduras
RUTA DE EVACUACION
MANZANA GRANNY SMITH
$36.90 KG
MANZANA GALA
$34.90 KG
PREMIUM BANANAS
BANANAS

About Walmart
Walmart Inc. (NYSE: WMT) is a people-led, tech-powered omnichannel retailer helping people save money and live better - anytime and anywhere - in stores, online, and through their mobile devices. Each week, approximately 240 million customers and members visit approximately 10,500 stores and numerous eCommerce websites in 19 countries. With fiscal year 2023 revenue of $611 billion, Walmart employs approximately 2.1 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy, and employment opportunity. Additional information about Walmart can be found by visiting corporate.walmart.com, on Facebook at facebook.com/walmart, on X (formerly known as Twitter) at twitter.com/walmart, and on LinkedIn at linkedin.com/company/walmart.

Investor Relations contact: Steph Wissink – ir@walmart.com
Media Relations contact: Randy Hargrove – (800) 331-0085

Forward-Looking Statements

This release and related management commentary contains statements or may include or may incorporate by reference Walmart management’s guidance regarding adjusted earnings per share, consolidated net sales, consolidated operating income and consolidated adjusted operating income, consolidated operating expense, net interest expenses, non-controlling interest, capital expenditures, share repurchases, Walmart’s effective tax rate for the fiscal year ending January 31, 2024, and comparable sales, among other items. Walmart believes such statements may be deemed to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the "Act") and are intended to enjoy the protection of the safe harbor for forward-looking statements provided by the Act as well as protections afforded by other federal securities laws. Assumptions on which such forward-looking statements are based are also forward-looking statements. Such forward-looking statements are not statements of historical facts, but instead express our estimates or expectations for our consolidated, or one of our segment's or business’, economic performance or results of operations for future periods or as of future dates or events or developments that may occur in the future or discuss our plans, objectives or goals. Our actual results may differ materially from those expressed in or implied by any of these forward-looking statements as a result of changes in circumstances, assumptions not being realized or other risks, uncertainties and factors including: capital markets and business conditions; trends and events around the world and in the markets in which we operate; currency exchange rate fluctuations, changes in market interest rates and market levels of wages; changes in the size of various markets, including eCommerce markets; unemployment levels; inflation or deflation, generally and in particular product categories; consumer confidence, disposable income, credit availability, spending levels, shopping patterns, debt levels and demand for certain merchandise; the effectiveness of the implementation and operation of our strategies, plans, programs and initiatives; unexpected changes in our objectives and plans; the impact of acquisitions, investments, divestitures, and other strategic decisions; our ability to successfully integrate acquired businesses; changes in the trading prices or fair value of certain equity investments we hold; initiatives of competitors, competitors' entry into and expansion in our markets, and competitive pressures; customer traffic and average transactions in our stores and clubs and on our eCommerce websites; the mix of merchandise we sell, the cost of goods we sell and the shrinkage we experience; our gross profit margins; the financial performance of Walmart and each of its segments, including the amounts of our cash flow during various periods; the amount of our net sales and operating expenses denominated in the U.S. dollar and various foreign currencies; commodity prices and the price of gasoline and diesel fuel; challenges with our supply chain, including disruptions and issues relating to inventory management; disruptions in seasonal buying patterns; the availability of goods from suppliers and the cost of goods acquired from suppliers; our ability to respond to changing trends in consumer shopping habits; consumer acceptance of and response to our stores, clubs, eCommerce platforms, programs, merchandise offerings and delivery methods; cyber security events affecting us and related costs and impact to the business; developments in, outcomes of, and costs incurred in legal or regulatory proceedings to which we are a party or are subject, and the liabilities, obligations and expenses, if any, that we may incur in connection therewith; casualty and accident related costs and insurance costs; the turnover in our workforce and labor costs, including healthcare and other benefit costs; our effective tax rate and the factors affecting our effective tax rate, including assessments of certain tax contingencies, valuation allowances, changes in law, administrative audit outcomes, impact of discrete items and the mix of earnings between the U.S. and Walmart's international operations; changes in existing tax, labor and other laws and regulations and changes in tax rates including the enactment of laws and the adoption and interpretation of administrative rules and regulations; the imposition of new taxes on imports, new tariffs and changes in existing tariff rates; the imposition of new trade restrictions and changes in existing trade restrictions; adoption or creation of new, and modification of existing, governmental policies, programs, initiatives and actions in the markets in which Walmart operates and elsewhere and actions with respect to such policies, programs and initiatives; changes in accounting estimates or judgments; the level of public assistance payments; natural disasters, changes in climate, geopolitical events, global health epidemics or pandemics (such as the COVID-19 pandemic) and catastrophic events; and changes in generally accepted accounting principles in the United States.

Our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q filed with the SEC discuss other risks and factors that could cause actual results to differ materially from those expressed or implied by any forward-looking statement in the release and related management commentary. We urge you to consider all of the risks, uncertainties and factors identified above or discussed in such reports carefully in evaluating the forward-looking statements in this release. Walmart cannot assure you that the results reflected in or implied by any forward-looking statement will be realized or, even if substantially realized, that those results will have the forecasted or expected consequences and effects for or on our operations or financial performance. The forward-looking statements made today are as of the date of this release. Walmart undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Walmart Inc. Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended			Nine Months Ended
	October 31,			October 31,
(Amounts in millions, except per share data)	2023	2022	Percent Change	2023	2022	Percent Change
Revenues:
Net sales	$159,439	$151,469	5.3%	$470,723	$443,138	6.2%
Membership and other income	1,365	1,344	1.6%	4,014	4,103	(2.2)%
Total revenues	160,804	152,813	5.2%	474,737	447,241	6.1%
Costs and expenses:
Cost of sales	121,183	115,613	4.8%	358,317	338,298	5.9%
Operating, selling, general and administrative expenses	33,419	34,505	(3.1)%	96,662	94,076	2.7%
Operating income	6,202	2,695	130.1%	19,758	14,867	32.9%
Interest:
Debt	572	499	14.6%	1,683	1,266	32.9%
Finance lease obligations	110	85	29.4%	305	252	21.0%
Interest income	(145)	(84)	72.6%	(400)	(151)	164.9%
Interest, net	537	500	7.4%	1,588	1,367	16.2%
Other (gains) and losses	4,750	3,626	31.0%	3,840	5,386	(28.7)%
Income (loss) before income taxes	915	(1,431)	NM	14,330	8,114	76.6%
Provision for income taxes	272	336	(19.0)%	3,738	2,631	42.1%
Consolidated net income (loss)	643	(1,767)	NM	10,592	5,483	93.2%
Consolidated net income attributable to noncontrolling interest	(190)	(31)	512.9%	(575)	(78)	637.2%
Consolidated net income (loss) attributable to Walmart	$453	$(1,798)	NM	$10,017	$5,405	85.3%

Net income (loss) per common share:
Basic net income (loss) per common share attributable to Walmart	$0.17	$(0.66)	NM	$3.72	$1.98	87.9%
Diluted net income (loss) per common share attributable to Walmart	$0.17	$(0.66)	NM	$3.71	$1.97	88.3%

Weighted-average common shares outstanding:
Basic	2,693	2,711		2,693	2,733
Diluted	2,703	2,711		2,703	2,743

Dividends declared per common share	$—	$—		$2.28	$2.24

NM = Not Meaningful

Walmart Inc. Condensed Consolidated Balance Sheets (Unaudited)

	October 31,	January 31,	October 31,
(Amounts in millions)	2023	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$12,154	$8,625	$11,587
Receivables, net	8,625	7,933	8,218
Inventories	63,951	56,576	64,706
Prepaid expenses and other	3,661	2,521	3,169
Total current assets	88,391	75,655	87,680

Property and equipment, net	107,471	100,760	97,553
Operating lease right-of-use assets	13,547	13,555	13,394
Finance lease right-of-use assets, net	5,806	4,919	4,597
Goodwill	28,015	28,174	28,137
Other long-term assets	15,944	20,134	16,295
Total assets	$259,174	$243,197	$247,656

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST, AND EQUITY
Current liabilities:
Short-term borrowings	$9,942	$372	$6,811
Accounts payable	61,049	53,742	57,263
Dividends payable	1,533	—	1,527
Accrued liabilities	26,132	31,126	27,443
Accrued income taxes	606	727	900
Long-term debt due within one year	2,806	4,191	5,458
Operating lease obligations due within one year	1,474	1,473	1,457
Finance lease obligations due within one year	688	567	549
Total current liabilities	104,230	92,198	101,408

Long-term debt	36,342	34,649	33,935
Long-term operating lease obligations	12,817	12,828	12,658
Long-term finance lease obligations	5,670	4,843	4,512
Deferred income taxes and other	14,304	14,688	14,760

Commitments and contingencies

Redeemable noncontrolling interest	228	237	260

Equity:
Common stock	269	269	270
Capital in excess of par value	4,929	4,969	4,817
Retained earnings	85,831	83,135	77,946
Accumulated other comprehensive loss	(11,573)	(11,680)	(10,780)
Total Walmart shareholders’ equity	79,456	76,693	72,253
Nonredeemable noncontrolling interest	6,127	7,061	7,870
Total equity	85,583	83,754	80,123
Total liabilities, redeemable noncontrolling interest, and equity	$259,174	$243,197	$247,656

Walmart Inc. Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended
	October 31,
(Amounts in millions)	2023	2022
Cash flows from operating activities:
Consolidated net income	$10,592	$5,483
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	8,736	8,134
Investment (gains) and losses, net	4,028	5,611
Deferred income taxes	(669)	28
Other operating activities	1,412	921
Changes in certain assets and liabilities, net of effects of acquisitions and dispositions:
Receivables, net	(671)	(59)
Inventories	(7,321)	(9,008)
Accounts payable	7,346	3,183
Accrued liabilities	(4,295)	1,354
Accrued income taxes	(144)	51
Net cash provided by operating activities	19,014	15,698

Cash flows from investing activities:
Payments for property and equipment	(14,674)	(12,061)
Proceeds from the disposal of property and equipment	163	126
Proceeds from disposal of certain operations	135	—
Payments for business acquisitions, net of cash acquired	(9)	(730)
Other investing activities	(989)	(300)
Net cash used in investing activities	(15,374)	(12,965)

Cash flows from financing activities:
Net change in short-term borrowings	9,583	6,451
Proceeds from issuance of long-term debt	4,967	4,969
Repayments of long-term debt	(4,213)	(1,439)
Dividends paid	(4,606)	(4,600)
Purchase of Company stock	(1,282)	(8,708)
Dividends paid to noncontrolling interest	(218)	(16)
Sale of subsidiary stock	707	55
Purchase of noncontrolling interest	(3,462)	—
Other financing activities	(1,655)	(2,293)
Net cash used in financing activities	(179)	(5,581)

Effect of exchange rates on cash, cash equivalents and restricted cash	(7)	(331)

Net increase (decrease) in cash, cash equivalents and restricted cash	3,454	(3,179)
Cash, cash equivalents and restricted cash at beginning of year	8,841	14,834
Cash, cash equivalents and restricted cash at end of period	$12,295	$11,655

Walmart Inc. Supplemental Financial Information (Unaudited)

Net sales and operating income

	Net sales			Operating income (loss)
	Three Months Ended			Three Months Ended
	October 31,			October 31,
(dollars in millions)	2023	2022	Percent Change	2023	2022	Percent Change
Walmart U.S.	$109,419	$104,775	4.4%	$4,981	$5,093	-2.2%
Walmart International	28,022	25,295	10.8%	1,117	861	29.7%
Sam’s Club	21,998	21,399	2.8%	593	562	5.5%
Corporate and support	—	—	—	(489)	(3,821)	-87.2%
Consolidated	$159,439	$151,469	5.3%	$6,202	$2,695	130.1%

U.S. comparable sales results

	With Fuel		Without Fuel		Fuel Impact
	13 Weeks Ended		13 Weeks Ended		13 Weeks Ended
	10/27/2023	10/28/2022	10/27/2023	10/28/2022	10/27/2023	10/28/2022
Walmart U.S.	5.0%	8.5%	4.9%	8.2%	0.1%	0.3%
Sam’s Club	3.3%	12.7%	3.8%	10.0%	-0.5%	2.7%
Total U.S.	4.7%	9.2%	4.7%	8.5%	0.0%	0.7%

Comparable sales is a metric that indicates the performance of our existing stores and clubs by measuring the change in sales for such stores and clubs, and it is important to review in conjunction with the company’s financial results reported in accordance with GAAP. Walmart's definition of comparable sales includes sales from stores and clubs open for the previous 12 months, including remodels, relocations, expansions and conversions, as well as eCommerce sales. Comparable sales excluding fuel is also an important, separate metric that indicates the performance of our existing stores and clubs without considering fuel, which is volatile and unpredictable. Other companies in our industry may calculate comparable sales differently, limiting the comparability of the metric.

Walmart Inc. Reconciliations of and Other Information Regarding Non-GAAP Financial Measures (Unaudited)

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.
Constant currency
In discussing our operating results, the term currency exchange rates refers to the currency exchange rates we use to convert the operating results for countries where the functional currency is not the U.S. dollar into U.S. dollars. We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period's currency exchange rates and the comparable prior year period's currency exchange rates. Additionally, no currency exchange rate fluctuations are calculated for non-USD acquisitions until owned for 12 months.
Throughout our discussion, we refer to the results of this calculation as the impact of currency exchange rate fluctuations. When we refer to constant currency operating results, this means operating results without the impact of the currency exchange rate fluctuations. The disclosure of constant currency amounts or results permits investors to better understand Walmart’s underlying performance without the effects of currency exchange rate fluctuations.
The table below reflects the calculation of constant currency for total revenues, net sales and operating income for the three and nine months ended October 31, 2023.

	Three Months Ended October 31, 2023				Nine Months Ended October 31, 2023
	Walmart International		Consolidated		Walmart International		Consolidated
(Dollars in millions)	2023	Percent Change[1]	2023	Percent Change[1]	2023	Percent Change[1]	2023	Percent Change[1]
Total revenues:
As reported	$28,368	10.6%	$160,804	5.2%	$83,277	11.6%	$474,737	6.1%
Currency exchange rate fluctuations	(1,366)	N/A	(1,366)	N/A	(1,712)	N/A	(1,712)	N/A
Total revenues (cc)	$27,002	5.3%	$159,438	4.3%	$81,565	9.3%	$473,025	5.8%

Net sales:
As reported	$28,022	10.8%	$159,439	5.3%	$82,222	12.0%	$470,723	6.2%
Currency exchange rate fluctuations	(1,357)	N/A	(1,357)	N/A	(1,706)	N/A	(1,706)	N/A
Net sales (cc)	$26,665	5.4%	$158,082	4.4%	$80,516	9.7%	$469,017	5.8%

Operating income:
As reported	$1,117	29.7%	$6,202	130.1%	$3,471	29.7%	$19,758	32.9%
Currency exchange rate fluctuations	(164)	N/A	(164)	N/A	(360)	N/A	(360)	N/A
Operating income (cc)	$953	10.7%	$6,038	124.0%	$3,111	16.3%	$19,398	30.5%
1 Change versus prior year comparable period reported results.
N/A - Not applicable

Adjusted operating income
Adjusted operating income is considered a non-GAAP financial measure under the SEC’s rules because it excludes certain charges included in operating income calculated in accordance with GAAP. Management believes that adjusted operating income is a meaningful measure to share with investors because it best allows comparison of the performance with that of the comparable period. In addition, adjusted operating income affords investors a view of what management considers Walmart’s core earnings performance and the ability to make a more informed assessment of such core earnings performance as compared with that of the prior year.
When we refer to adjusted operating income in constant currency, this means adjusted operating results without the impact of the currency exchange rate fluctuations. The disclosure of constant currency amounts or results permits investors to better understand Walmart’s underlying performance without the effects of currency exchange rate fluctuations. The tables below reflect the calculation of adjusted operating income and adjusted operating income in constant currency for the three and nine months ended October 31, 2023 and 2022.

	Three Months Ended October 31,
	Consolidated
(Dollars in millions)	2023	2022
Operating income:
Operating income, as reported	$6,202	$2,695
Opioid legal charges[1]	—	3,325
Adjusted operating income	$6,202	$6,020
Percent change[2]	3.0%	NP
Currency exchange rate fluctuations	(164)	—
Adjusted operating income, constant currency	$6,038	$6,020
Percent change[2]	0.3%	NP

	Nine Months Ended October 31,
	Consolidated
(Dollars in millions)	2023	2022
Operating income:
Operating income, as reported	$19,758	$14,867
Opioid legal charges[1]	93	3,325
Adjusted operating income	$19,851	$18,192
Percent change[2]	9.1%	NP
Currency exchange rate fluctuations	(360)	—
Adjusted operating income, constant currency	$19,491	$18,192
Percent change[2]	7.1%	NP
1 Recorded in Corporate and support.
2 Change versus prior year comparable period.
NP - Not provided

Free cash flow
We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. Net cash provided by operating activities was $19.0 billion for the nine months ended October 31, 2023, which represents an increase of $3.3 billion when compared to the same period in the prior year. The increase is primarily due to timing of certain payments and moderated levels of inventory purchases, partially offset by payment of the remaining accrued opioid legal charges. Free cash flow for the nine months ended October 31, 2023 was $4.3 billion, which represents an increase of $0.7 billion when compared to the same period in the prior year. The increase in free cash flow is due to the increase in operating cash flows described above, partially offset by an increase of $2.6 billion in capital expenditures to support our investment strategy.
Free cash flow is considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the Company's financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.
Additionally, Walmart’s definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Condensed Consolidated Statements of Cash Flows.
Although other companies report their free cash flow, numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by Walmart’s management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow.
The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow, as well as information regarding net cash used in investing activities and net cash used in financing activities.

	Nine Months Ended
	October 31,
(Dollars in millions)	2023	2022
Net cash provided by operating activities	$19,014	$15,698
Payments for property and equipment (capital expenditures)	(14,674)	(12,061)
Free cash flow	$4,340	$3,637

Net cash used in investing activities[1]	$(15,374)	$(12,965)
Net cash used in financing activities	(179)	(5,581)
1 "Net Cash used in investing activities" includes payments for property and equipment, which is also included in our computation of free cash flow.

Adjusted EPS
Adjusted diluted earnings per share attributable to Walmart (Adjusted EPS) is considered a non-GAAP financial measure under the SEC’s rules because it excludes certain amounts included in the diluted earnings per share attributable to Walmart calculated in accordance with GAAP (EPS), the most directly comparable financial measure calculated in accordance with GAAP. Management believes that Adjusted EPS is a meaningful measure to share with investors because it best allows comparison of the performance with that of the comparable period. In addition, Adjusted EPS affords investors a view of what management considers Walmart’s core earnings performance and the ability to make a more informed assessment of such core earnings performance with that of the prior year.
We adjust for the unrealized and realized gains and losses on our equity and other investments each quarter because although the investments are strategic decisions for the company’s retail operations, management’s measurement of each strategy is primarily focused on the operational results rather than the fair value of such investments. Additionally, management does not forecast changes in the fair value of its equity and other investments. Accordingly, management adjusts EPS each quarter for the unrealized and realized gains and losses related to those equity investments.
We have calculated Adjusted EPS for the three and nine months ended October 31, 2023 by adjusting EPS for the following:
1.unrealized and realized gains and losses on the Company’s equity and other investments; and
2.incremental opioid settlement expense.

	Three Months Ended October 31, 2023[4]
Diluted earnings per share:
Reported EPS				$0.17

Adjustments:	Pre-Tax Impact	Tax Impact[1,2]	NCI Impact[3]	Net Impact
Unrealized and realized (gains) and losses on equity and other investments[5]	1.76	(0.41)	0.01	1.36

Adjusted EPS				$1.53

	Nine Months Ended October 31, 2023[4]
Diluted earnings per share:
Reported EPS				$3.71

Adjustments:	Pre-Tax Impact	Tax Impact[1,2]	NCI Impact[3]	Net Impact
Unrealized and realized (gains) and losses on equity and other investments[6]	1.45	(0.34)	—	1.11
Incremental opioid settlement expense	0.04	(0.01)	—	0.03
Net adjustments				$1.14

Adjusted EPS				$4.85

1 Tax impact calculated based on nature of item, including any realizable deductions, and statutory rate in effect for relevant jurisdictions.
2 The reported effective tax rate was 29.7% and 26.1% for the three and nine months ended October 31, 2023, respectively. Adjusted for the above items, the effective tax rate was 24.1% and 25.5% for the three and nine months ended October 31, 2023, respectively.
3 Calculated based on the ownership percentages of our noncontrolling interests.
4 Quarterly adjustments or adjusted EPS may not sum to YTD adjustments or YTD adjusted EPS due to rounding. Additionally, the individual components in the tables above may include immaterial rounding.
5 For the three months ended October 31, 2023, net losses were primarily driven by decreases in the underlying stock prices of our investments in JD.com and Symbotic.
6 For the nine months ended October 31, 2023, net losses were primarily driven by a decrease in the underlying stock price of our investment in JD.com, partially offset by an increase in the underlying stock price of our investment in Symbotic.

As previously disclosed in our third quarter ended October 31, 2022 press release, we have calculated Adjusted EPS for the three and nine months ended October 31, 2022 by adjusting EPS for the following: (1) unrealized and realized gains and losses on the company’s equity and other investments; (2) gain on sale of equity method investment in Brazil; (3) a discrete tax item; and (4) opioid legal charges.

	Three Months Ended October 31, 2022
Diluted earnings per share:
Reported EPS				$(0.66)

Adjustments:	Pre-Tax Impact	Tax Impact[1,2]	NCI Impact[3]	Net Impact
Unrealized and realized (gains) and losses on equity and other investments[6]	$1.34	$(0.24)	$0.01	$1.11
Opioid legal charges	1.22	(0.17)	—	1.05
Net adjustments[4]				$2.16

Adjusted EPS[4]				$1.50

	Nine Months Ended October 31, 2022[5]
Diluted earnings per share:
Reported EPS				$1.97

Adjustments:	Pre-Tax Impact	Tax Impact[1,2]	NCI Impact[3]	Net Impact
Unrealized and realized (gains) and losses on equity and other investments[6]	$2.18	$(0.40)	$—	$1.78
Gain on sale of equity method investment in Brazil	(0.16)	—	—	(0.16)
Discrete tax item	—	(0.06)	—	(0.06)
Opioid legal charges	1.21	(0.17)	—	1.04
Net adjustments				$2.60

Adjusted EPS				$4.57

1 Tax impact calculated based on nature of item, including any realizable deductions, and statutory rate in effect for relevant jurisdictions. No tax expense was incurred in connection with the gain on sale of equity method investment in Brazil.
2 The reported effective tax rate was (23.5%) and 32.4% for the three and nine months ended October 31, 2022, respectively. Adjusted for the above items, the effective tax rate was 25.9% and 25.7% for the three and nine months ended October 31, 2022, respectively.
3 Calculated based on the ownership percentages of our noncontrolling interests.
4 Adjusted EPS for the three months ended October 31, 2022 was calculated using weighted average shares outstanding of 2,720 million, which includes the dilutive impact of share-based payment awards.
5 Quarterly adjustments or adjusted EPS may not sum to YTD adjustments or YTD adjusted EPS due to rounding.
6 For the three and nine months ended October 31, 2022, net losses were primarily driven by decreases in the underlying stock price of our investment in JD.com.

Return on investment
We include return on assets ("ROA"), which is calculated in accordance with U.S. generally accepted accounting principles ("GAAP") as well as return on investment ("ROI") as measures to assess returns on assets. Management believes ROI is a meaningful measure to share with investors because it helps investors assess how effectively Walmart is deploying its assets. Trends in ROI can fluctuate over time as management balances long-term strategic initiatives with possible short-term impacts. We consider ROA to be the financial measure computed in accordance with GAAP that is the most directly comparable financial measure to our calculation of ROI.
ROA was 6.5 percent and 3.7 percent for the trailing twelve months ended October 31, 2023 and 2022, respectively. The increase in ROA was primarily due to an increase in consolidated net income during the trailing twelve month period primarily due to lapping the opioid legal charges incurred in the prior year comparable period. ROI was 14.1 percent and 12.8 percent for the trailing 12 months ended October 31, 2023 and 2022, respectively. The increase in ROI was the result of an increase in operating income primarily due to lapping the opioid legal charges incurred in the prior year comparable period, partially offset by an increase in average invested capital primarily due to higher purchases of property and equipment.
We define ROI as operating income plus interest income, depreciation and amortization, and rent expense for the trailing twelve months divided by average invested capital during that period. We consider average invested capital to be the average of our beginning and ending total assets, plus average accumulated depreciation and average amortization, less average accounts payable and average accrued liabilities for that period.
Our calculation of ROI is considered a non-GAAP financial measure because we calculate ROI using financial measures that exclude and include amounts that are included and excluded in the most directly comparable GAAP financial measure. For example, we exclude the impact of depreciation and amortization from our reported operating income in calculating the numerator of our calculation of ROI. As mentioned above, we consider ROA to be the financial measure computed in accordance with generally accepted accounting principles most directly comparable to our calculation of ROI. ROI differs from ROA (which is consolidated net income for the period divided by average total assets for the period) because ROI: adjusts operating income to exclude certain expense items and adds interest income; adjusts total assets for the impact of accumulated depreciation and amortization, accounts payable and accrued liabilities to arrive at total invested capital. Because of the adjustments mentioned above, we believe ROI more accurately measures how we are deploying our key assets and is more meaningful to investors than ROA. Although ROI is a standard financial measure, numerous methods exist for calculating a company’s ROI. As a result, the method used by management to calculate our ROI may differ from the methods used by other companies to calculate their ROI.

The calculation of ROA and ROI, along with a reconciliation of ROI to the calculation of ROA is as follows:

CALCULATION OF RETURN ON ASSETS
		Trailing Twelve Months
		Ended	October 31,
(Dollars in millions)		2023	2022
Numerator
Consolidated net income		$16,401	$9,116
Denominator
Average total assets[1]		253,415	246,254
Return on assets (ROA)		6.5%	3.7%

CALCULATION OF RETURN ON INVESTMENT
Numerator
Operating income		$25,319	$20,754
+ Interest income		504	196
+ Depreciation and amortization		11,547	10,840
+ Rent		2,286	2,296
ROI operating income		$39,656	$34,086

Denominator
Average total assets[1]		$253,415	$246,254
'+ Average accumulated depreciation and amortization[1]		112,875	103,898
'- Average accounts payable[1]		59,156	57,210
'- Average accrued liabilities[1]		26,788	25,959
Average invested capital		$280,346	$266,983
Return on investment (ROI)		14.1%	12.8%

	October 31,
Certain Balance Sheet Data	2023	2022	2021
Total assets	$259,174	$247,656	$244,851
Accumulated depreciation and amortization	118,122	107,628	100,168
Accounts payable	61,049	57,263	57,156
Accrued liabilities	26,132	27,443	24,474
1 The average is based on the addition of the account balance at the end of the current period to the account balance at the end of the prior period and dividing by 2.